Exhibit 10.3

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 1st day of June, 2009, by and among UNIVERSAL POWER GROUP, INC., a Texas corporation (the “Company”), having its principal place of business at 1720 Hayden Drive, Carrollton, Texas 75006, on the one hand, and IAN EDMONDS, residing at ___________________ (the “Executive”), on the other.

WITNESSETH

          WHEREAS, the Executive has been employed by the Company in an executive capacity since _______; and

          WHEREAS, the Company, recognizing the unique skills and abilities of the Executive, wishes to insure that the Executive will continue to be employed by the Company; and

          WHEREAS, the Executive desires to continue in the employment of the Company; and

          WHEREAS, the parties desire, by this Agreement, to set forth the terms and conditions of the employment relationship between the Company and the Executive.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the Company and the Executive agree as follows:

          1. Employment and Duties.

                    (a) The Company hereby employs the Executive as its Chief Executive Officer and President on the terms and conditions provided in this Agreement and Executive agrees to accept such employment subject to the terms and conditions of this Agreement. The Executive shall be the senior executive officer of the Company and, as such, shall be responsible for the overall management and operations of the Company, shall perform the duties and responsibilities as are customary for the officer of a corporation in such positions, and shall perform such other duties and responsibilities as are reasonably determined from time to time by the Company’s Board of Directors (the “Board”).

                    (b) The Executive shall report to and be supervised by the Board.

                    (c) The Executive shall be based at the Company’s principal place of business provided that such principal place of business shall be within a fifty (50) mile radius of 1720 Hayden Drive, Carrollton, Texas and, except for business travel incident to his employment under this Agreement, the Company agrees the Executive shall not be required to relocate.

                    (d) The Executive agrees to devote substantially all his attention and time during normal business hours to the business and affairs of the Company and to use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities of his positions and to accomplish the goals and objectives of the Company as may be established by the Board. Notwithstanding the foregoing, the Executive may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not interfere in any material respect with the performance of the Executive’s duties and responsibilities hereunder and, with respect to subsections (i) and (ii) below, that such activity is pre-approved by the Chairman of the Board: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees, provided that the Executive shall not serve on any board or committee of any corporation or other business which competes with the Business (as defined in Section 10(a) below); and (ii) make investments in businesses or enterprises and manage his personal investments; provided that with respect to such activities Executive shall comply with any business conduct and ethics policy applicable to employees of the Company.

          2. Term. The term of this Agreement shall commence on June 1, 2009 (the “Commencement Date”), and shall terminate on May 31, 2014, unless extended or earlier terminated in accordance with the terms of this Agreement. Commencing on June 1, 2010 and continuing on June 1 of each year thereafter (each such date an “Anniversary Date”), this Agreement shall automatically renew for one additional year such that the remaining term shall be five years unless either party notifies the other in writing at least 180 days prior to the Anniversary Date that it is electing not to renew the Agreement, in which case the Agreement shall terminate at the end of the fourth year following the next Anniversary Date. The date on which this Agreement terminates, would terminate or is terminated by either party is herein referred to as the “Termination Date”. The period beginning on the Commencement Date and ending on the Termination Date is herein sometimes referred to as the “Employment Term”.

          3. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, the Executive shall be compensated as follows:

                    (a) Base Compensation. The Company shall pay to the Executive an annual salary (“Base Compensation”) of $250,000, payable in equal installments pursuant to the Company’s customary payroll procedures in effect for its executive personnel at the time of payment, but in no event less frequently than monthly, subject to withholding for applicable federal, state, and local income and employment related taxes. The Executive may be entitled to such increases in Base Compensation with respect to each calendar year during the term of this Agreement, as shall be determined by the Company’s Compensation Committee (the “Committee”), in its sole and absolute discretion, based on an annual review of the Executive’s performance.

                    (b) Incentive Compensation. In addition to Base Compensation, for each calendar year ending within the Employment Term, the Executive shall be entitled to receive additional compensation (“Incentive Compensation”) in an amount equal to 7.5% of the Company’s “Adjusted Pre-Tax Income” (as defined below) for such year, provided such Adjusted Pre-Tax Income shall exceed the Target Amount established by the Committee for such calendar year. The Committee shall use its reasonable best efforts to establish the Target Amount on or before March 31 of such year. In the event the Company exercises its right not to renew this Agreement, as provided in Section 2, in addition to any amounts to which he would be entitled under Section 8(g), the Executive shall be entitled to receive his Pro Rata Share (as defined in subsection 8(a)(ii)) of Incentive Compensation for the year in which the Termination Date occurs.

          Adjusted Pre-Tax Income means the Company’s Net Income Before Provision for Income Taxes for such calendar year as set forth on the Company’s audited Statement of Income for such calendar year adjusted as follows:

(i)	Add-back any bonuses accrued by the Company within such year;

(ii)	Add-back any non-cash compensation expense incurred by the Company that the Company is required to expense under U.S. Generally Accepted Accounting Principles (“GAAP”) within such year;

(iii)	Add-back any expenses related to the acquisition of any entity, business or assets incurred by the Company that the Company is required to expense in such year under GAAP;

(iv)	Add-back any item of expense reported by the Company under GAAP within such year with respect to the Separation Agreement, dated January 21, 2009, between the Company and Randy Hardin and with respect to the Agreement, dated March 9, 2009, between the Company and Stan Battat;

(v)	Add-back or subtract any other items of expense or any other adjustments determined by the Committee.

          4. Employee Benefits. During the Employment Term and subject to the limitations set forth in this Section 4, the Executive and his eligible dependents shall have the right to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), according to the terms of such plan or program, on terms no less favorable than the most favorable terms granted to senior executives of the Company.

          5. Vacation and Leaves of Absence. The Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executive officers of the Company, but in no event less than twenty-five (25) days during each twelve (12) month period, beginning on the Commencement Date of this Agreement. Any vacation days that are not taken in a given twelve (12) month period shall not accrue or carry-over from year to year. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation for the year in which this Agreement terminates will be paid to the Executive within ten (10) days of such termination based on his annual rate of Base Compensation in effect on the date of such termination. In addition, the Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Company in its sole and absolute discretion may determine, and the Executive shall be entitled to the same sick leave and holidays provided to other senior executives of the Company.

          6. Expenses.

                    (a) Business Expenses. The Executive shall be promptly reimbursed against presentation of vouchers or receipts for all reasonable and necessary expenses incurred by him in connection with the performance of his duties hereunder.

                    (b) Automobile Expense. During the Employment Term, in order to facilitate the performance of the Executive’s duties hereunder, and otherwise for the convenience of the Company, the Company shall provide the Executive with a Mercedes-Benz S550 4 Door Sedan or such other comparable automobile, or shall reimburse the Executive for the cost of leasing an automobile (provided that the lease payments with respect to such automobile shall not exceed $2,500 per month or such greater amount as shall be approved by the Board in advance) and shall pay or reimburse Executive (upon presentation of vouchers or receipts) for the reasonable cost of all maintenance, insurance, repairs, and other reasonable expenses related to such automobile.

          7. Indemnification.

                    (a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (in accordance with the certificate of incorporation and/or bylaws of the Company), as the same exists or may hereafter be amended, against all Expenses (as defined below) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

                    (b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

                    (c) Enforcement. If a claim or request under this Agreement is not paid by the Company, or on their behalf, within fifteen days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. The burden of proving that the Executive is not entitled to indemnification for any reason shall be upon the Company.

                    (d) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive.

                    (e) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

                    (f) Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses.

                    (g) Notice of Claim. The Executive shall give to the Company notice of any claim made against his for which indemnity will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

                    (h) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof: (i) the Company will be entitled to participate therein at its own expense; and (ii) except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Executive shall have reasonably concluded that there may be a conflict of interest between the Company and the Executive in the conduct of the defense of such action.

                              The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Executive without Executive’s written consent. Neither the Company nor the Executive shall unreasonably withhold or delay their consent to any proposed settlement.

                    (i) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 7 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation, by laws, or other governing documents of the Company, agreement, vote of stockholders, members or disinterested directors or otherwise.

                    (j) Directors and Officers Liability Policy. The Company agrees to use reasonable efforts to maintain directors and officers liability insurance covering the Executive in a reasonable and adequate amount determined by the Company.

          8. Termination and Termination Benefits.

                    (a) Termination. (i) For Cause. Notwithstanding any provision contained herein, the Company may terminate this Agreement at any time during the Employment Term for “Cause” (as defined below). Termination pursuant to this subsection 8(a)(i) shall be effective immediately upon giving the Executive written notice thereof stating the reason or reasons therefor with respect to clause (2) above, and thirty (30) days after written notice thereof from the Company to the Executive specifying the acts or omissions constituting the failure and requesting that they be remedied with respect to clause (1) above, but only if the Executive has not cured such failure within such thirty (30) day period.

                              (ii) Death and Disability. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of the Executive’s death. If due to illness, physical or mental disability, or other incapacity, the Executive shall fail, for a total of any six (6) consecutive months (“Disability”), to substantially perform the principal duties required by this Agreement, the Company may terminate this Agreement upon thirty (30) days’ written notice to the Executive.

                              (iii) Without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time.

                              (iv) Good Reason. The Executive may terminate his employment hereunder for “Good Reason”.

                    (b) Termination Benefits.

                              (i) Termination For Cause. In the event of a termination pursuant to Section 8(a)(i) above, the Executive shall be entitled to payment of his Base Compensation and the benefits pursuant to Section 4 hereof up to the effective date of such termination and it is also the intention and agreement of the Company that Executive shall not be deprived by reason of termination for Cause of any payments, options or benefits which have been vested or have been earned or to which Executive is entitled as of the effective date of such termination.

                    (ii) Termination Without Cause, Upon Death, For Disability or For Good Reason. If the Company terminates the Executive’s employment hereunder without Cause or as a result of Disability, or if this Agreement is terminated by reason of the Executive’s death, or if the Executive terminates his employment for Good Reason, the Executive (or his estate, in the case of death) shall be paid: (i) his Base Compensation at the rate in effect at the time of termination through the Termination Date; (ii) his Pro Rata Share of any Incentive Compensation to which he would have been entitled for the year in which such termination occurs; (iii) a lump sum payment equal to the product of twenty-four (24) times the Monthly Salary Amount (as defined below); (iv) any deferred compensation (including, without limitation, interest or other credits on the deferred amounts) and any accrued vacation pay; (v) continuation for a period of twelve months after such termination, of the health and welfare benefits of the Executive and any long-term disability insurance generally provided to senior executives of the Company (as provided for by Section 4 of this Agreement) (or the Company shall provide the economic equivalent thereof); provided, however, if the Executive obtains new employment and such employment makes the Executive eligible for health and welfare or long-term disability benefits which are equal to or greater in scope then the benefits then being offered by the Company, then the Company shall no longer be required to provide such benefits to the Executive; and (vi) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans or programs of the Company.

                    (c) Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided or maintained by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Company. Except as otherwise expressly provided for in this Agreement, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Company at or subsequent to the date of termination shall be payable in accordance with such plans or programs.

                    (d) Vesting of Stock Grants and Stock Options. In the event of any termination of this Agreement, Executive’s rights with regard to any stock grants, loan agreements or stock options shall be as set forth in the respective agreement containing the terms and conditions pertaining thereto. Notwithstanding the foregoing, in the event that the Executive is terminated for reasons other than for “Cause” or in the event the Executive terminates this Agreement for “Good Reason” or in the event this Agreement is terminated by reason of Executive’s death, any stock options then held by the Executive shall immediately vest in the Executive and shall remain exercisable for the period specified in the grant agreement notwithstanding any provision therein to the contrary.

                    (e) Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Excise Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Excise Gross-Up Payment and any ordinary income tax on the Excise Gross-Up Payment in order to put the Executive in the same net after-tax position as if the payment were not subject to any Excise Tax. Subject to the provisions of this Section 8(e), all determinations required to be made hereunder, including whether an Excise Gross-Up Payment is required and the amount of such Excise Gross-Up Payment, shall be made by such accounting firm which at the time audits the financial statements of the Company (the “Accounting Firm”) at the sole expense of the Company, which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the date of termination of the Executive’s employment under this Agreement, if applicable, or such earlier time as is requested by the Company.

          If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall use its reasonable best efforts to cause the Accounting Firm to furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Gross-Up Payments, which will not have been made by the Company, should have been made (an “Underpayment”) consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant hereto and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith to contest effectively such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions hereof the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which an Excise Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          If, after the receipt by the Executive of an amount advanced by the Company pursuant hereto, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant hereto, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Gross-Up Payment required to be paid.

                    (f) Definitions.

                              (i) Cause. For purposes of this subsection 8(a)(i), “Cause” shall mean (1) the continuing willful failure by the Executive to substantially perform his duties hereunder for any reason other than total or partial incapacity due to physical or mental illness, or (2) gross negligence or gross malfeasance on the part of the Executive in the performance of his duties hereunder that causes material harm to the Company.

                              (ii) Pro Rata Share. The Executive’s “Pro Rata Share” of Incentive Compensation for any calendar of the Company shall be a fraction whose numerator shall be equal to the number of months (or parts of months) during which the Executive was actually employed by the Company during any such calendar year and whose denominator shall be the total number of months in such calendar year.

                              (iii) Monthly Salary Amount. “Monthly Salary Amount” shall mean an amount equal to one-twelfth of the sum of (w) the Executive’s then current annual Base Compensation plus (x) the highest Incentive Compensation paid to the Executive during the most recent three calendar years.

                              (iv) Good Reason. “Good Reason” means and shall be deemed to exist if, without the prior express written consent of the Executive, (a) the Company breaches this Agreement in any material respect; (b) the Company fails to obtain the full assumption of this Agreement by a successor; (c) the Company fails to use its reasonable best efforts to maintain, or cause to be maintained directors and officers liability insurance coverage for the Executive; (d) the Company purports to terminate the Executive’s employment for Cause and such purported termination of employment is not effected in accordance with the requirements of this Agreement, or (e) a Change in Control shall have occurred; provided, however, that with respect to items (a) through (d) above, within thirty (30) days of written notice of termination by the Executive, the Company has not cured, or commenced to cure, such failure or breach, and with respect to item (e) above, the Executive shall have provided the Company with 180 days written notice of such termination.

                              (v) Change in Control. “Change of Control” shall mean (1) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than fifty (50%) percent of the surviving Corporation; (2) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (3) the acquisition of beneficial ownership, directly or indirectly, of voting securities of the Company (defined as Common Stock of the Company or any securities having voting rights that the Company may issue in the future) and rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board of the Company, as then constituted; or (4) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to forty (40%) percent or more of the combined voting power of the Company’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly unless such acquisition as is described in this clause (4) is expressly approved by resolution of the Board passed upon affirmative vote of not less than a majority of the Board and adopted at a meeting of the Board held not later than the date of the next regularly scheduled or special meeting held following the date the Company obtains actual knowledge of such acquisition (which approval may be limited in purpose and effect solely to affecting the rights of Employee under this Agreement). Notwithstanding the preceding sentence, any transaction that involves a mere change in identity form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, or a transaction of similar effect, shall not constitute a Change in Control.

                    (g) INTENTIONALLY OMITTED.

                    (h) Payment. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 8, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination. If the amount of any payment due to the Executive cannot be finally determined within 90 days after the Date of Termination, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid no later than ninety (90) days after such Date of Termination. As soon as practicable hereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

                    (i) No Mitigation. Except as otherwise specifically provided in this Agreement, the Executive shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit provided in this Agreement be reduced by any compensation or benefit earned by the Executive after termination of his employment.

          9. Company Property. All confidential and proprietary information furnished to the Executive by the Company or developed by the Executive on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with the Executive’s employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or at or after the termination of the Executive’s employment, the Executive shall immediately deliver the same to the Company.

          10. Covenant Not To Compete.

                    (a) Covenants Against Competition.

                              (i) The Executive acknowledges that as of the execution of this Employment Agreement (i) the Company is engaged in (A) the sale, distribution and marketing of batteries, inverters, chargers and other portable power supply products and accessories thereto, and related products and products and components used in security systems and (B) in providing third party logistics services (the “Business”); (ii) the Company’s Business is conducted currently throughout the United States and may be expanded to other locations; (iii) his employment with the Company will have given him access to confidential information concerning the Company; and (iv) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:

                              (ii) Without the prior written consent of the Board, the Executive shall not during the Restricted Period (as defined below) within the Restricted Area (as defined below) (except in the Executive’s capacity as an officer of the Company or any of its affiliates), (a) engage or participate in the Business; (b) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person engaged in the Business; or (c) acquire an equity interest in any such person; provided, that the foregoing restrictions shall not apply at any time if the Executive’s employment is terminated during the Term by the Executive for Good Reason (as defined in Section 8(b) below) or by the Company other than for “Cause”; provided, further, that during the Restricted Period the Executive may own, directly or indirectly, solely as a passive investment, securities of any company traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System.

                              (iii) As used herein: (A) “Restricted Period” shall mean the period commencing on the Commencement Date and ending on the second anniversary of the Executive’s termination of employment; and (B) “Restricted Area” shall mean any place within the United States and any other country in which the Company is then actively considering conducting Business.

                    (b) Confidential Information; Personal Relationships. The Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Executive agrees that, during and after the Restricted Period, without the prior written consent of the Board, the Executive shall keep secret and retain in strictest confidence, and shall not knowingly use for the benefit of himself or others all confidential matters relating to the Company’s Business including, without limitation, operational methods, marketing or development plans or strategies, business acquisition plans, joint venture proposals or plans, and new personnel acquisition plans, learned by the Executive heretofore or hereafter (such information shall be referred to herein collectively as “Confidential Information”); provided, that nothing in this Agreement shall prohibit the Executive from disclosing or using any Confidential Information (A) in the performance of his duties hereunder, (B) as required by applicable law, (C) in connection with the enforcement of his rights under this Agreement or any other agreement with the Company, or (D) in connection with the defense or settlement of any claim, suit or action brought or threatened against the Executive by or in the right of the Company. Notwithstanding any provision contained herein to the contrary, the term Confidential Information shall not be deemed to include any general knowledge, skills or experience acquired by the Executive or any knowledge or information known or available to the public in general. Moreover, the Executive shall be permitted to retain copies of, or have access to, all such Confidential Information relating to any disagreement, dispute or litigation (pending or threatened) involving the Executive.

                    (c) Employees of the Company and its Affiliates. During the Restricted Period, without the prior written consent of the Board of the Company, the Executive shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor thereof, any employee of, or person employed within the two years preceding the Executive’s hiring or solicitation of such person by, the Company and its affiliates or successors or encourage any such employee to leave his employment. For this purpose, any person whose employment has been terminated involuntarily by the Company shall be excluded from those persons protected by this Section for the benefit of the Company.

                    (d) Business Relationships. During the Restricted Period, the Executive shall not, directly or indirectly, request or advise a person that has a business relationship with the Company to curtail or cancel such person’s business relationship with the Company.

                    (e) Rights and Remedies Upon Breach. If the Executive breaches, threatens to commit a breach of, any of the provisions contained in Section 10 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                              (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                              (ii) Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of Restrictive Covenants.

                    (f) Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions. The provisions set forth in Section 10 above shall be in addition to any other provisions of the business conduct and ethics policy applicable to employees of the Company and its subsidiaries during the term of Executive’s employment.

                    (g) Saving Clause. If the period of time or the area specified in subsection (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If the Executive violates any of the restrictions contained in the foregoing subsection (a), the restrictive period shall not run in favor of the Executive from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of Company.

          11. Executive’s Representation and Warranties. Executive represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement other than with the Company, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. Executive further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company’s business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as officer and employee by Executive will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which Executive is currently a party.

          12. Miscellaneous.

                    (a) Integration; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

                    (b) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

                    (c) Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

                    (d) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action; and that this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

                    (e) Burden and Benefit; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns. In addition to, and not in limitation of, anything contained in this Agreement, it is expressly understood and agreed that the Company’s obligation to pay Termination Compensation as set forth herein shall survive any termination of this Agreement.

                    (f) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of Texas. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

                    (g) Arbitration; Remedies. Any dispute or controversy arising under this Agreement or as a result of or in connection with Executive’s employment (other than disputes arising under Section 10) shall be arbitrated and settled pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association which are then in effect in a proceeding held in Dallas, Texas. This provision shall also apply to any and all claims that may be brought under any federal or state anti-discrimination or employment statute, rule or regulation, including, but not limited to, claims under: the National Labor Relations Act; Title VII of the Civil Rights Act; Sections 1981 through 1988 of Title 42 of the United States Code; the

Employee Retirement Income Security Act; the Immigration Reform and Control Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; and the Equal Pay Act. The decision of the arbitrator and award, if any, is final and binding on the parties and the judgment may be entered in any court having jurisdiction thereof. The parties will agree upon an arbitrator from the list of labor arbitrators supplied by the American Arbitration Association. The parties understand and agree, however, that disputes arising under Section 10 of this Agreement may be brought in a court of law or equity without submission to arbitration.

                    (h) Jurisdiction. Except as otherwise provided for herein, each of the parties (a) submits to the exclusive jurisdiction of any state court sitting in Dallas, Texas or federal court sitting in Dallas County in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 12(i). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

                    (i) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by confirmed facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at their respective addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof) as set forth in the preamble to this Agreement or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this subsection 12(i) for the service of notices.

                    Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the business day next following the day of transmission.

                    (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

IAN EDMONDS

UNIVERSAL POWER GROUP, INC.

By:

William Tan
Chairman